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                                                                      Exhibit 99

PSDI

Contact:

Don Jennings                                      Rob Bloom
Lois Paul & Partners                              PSDI
781/238-5756                                      781/280-6527
don_jennings@lpp.com                              rob_bloom@psdi.com




                PSDI NAMES STEPHEN B. SAYRE TO BOARD OF DIRECTORS

BEDFORD, MASS., September 24, 1998 - PSDI (NASDAQ: PSDI), a leading provider of enterprise asset maintenance systems, today announced that Stephen B. Sayre joined its Board of Directors on September 18. Sayre is currently the senior vice president of marketing at Lotus Development Corporation, a 1.5 billion dollar subsidiary of IBM Corporation, where he is responsible for all facets of corporate worldwide marketing.

"Steve is a strong leader with a proven track record of success in the software market," said Chip Drapeau, CEO and president of PSDI. "On behalf of the entire Board of Directors, we look forward to leveraging Steve's experience and insight as we expand the MAXIMO footprint into electronic commerce, mid-tier markets and numerous vertical segments."

Sayre began his career at General Electric Information Services in Gaithersburg, Maryland, where he worked on the acquisition of a new software business for General Electric. Since leaving General Electric, Sayre has been the senior marketing executive at Cullinet Software, where he ran Latin American operations and vice president at Easel Corp., which he helped lead to a successful IPO. Sayre was also president of Boston Treasury Systems, a client-server financial applications provider before joining Lotus in 1994.

Sayre added, "PSDI's current and past success is a testament to its strong market position. I am looking forward to helping PSDI realize its goals and objectives going forward."



                                    - more -


PSDI/100 Crosby Drive, Bedford, Massachusetts, 01730/ (781)280-2000, http://www.psdi.com


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                                   ABOUT PSDI


PSDI develops, markets and supports enterprise asset maintenance software. Businesses, government agencies, and other organizations use MAXIMO to assist them in maintaining highvalue capital assets such as plants, facilities and production equipment. The Company's products are designed to enable customers to reduce downtime, control maintenance expenses, cut spare parts inventories and costs, improve purchasing efficiency, and more effectively deploy productive assets, personnel and other resources.

Based in Bedford, Mass, PSDI markets its products through a direct sales force with sales offices throughout the United States, United Kingdom, Argentina, Australia, Belgium, Canada, France, Germany, Hong Kong, India, Mexico, The Netherlands, Sweden, and Thailand, combined with a network of international sales agents. All PSDI news releases are available via the PSDI Home Page at http://www.psdi.com.



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PSDI/100 Crosby Drive, Bedford, Massachusetts, 01730/ (781)280-2000,
http://www.psdi.com


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